                                                                    EXHIBIT 99.1

GRACE NEWS                                              CORPORATE COMMUNICATIONS

                                                        W. R. Grace & Co.
                                                        7500 Grace Drive
                                                        Columbia, MD 21044

CONTACT:  Media Relations:           Investor Relations:
          Greg Euston                Bridget Sarikas
          (212) 468-3734             (410) 531-4194

                  GRACE REPORTS THIRD QUARTER FINANCIAL RESULTS

COLUMBIA, Maryland, October 20, 2004 -- W. R. Grace & Co. (NYSE: GRA) today reported that 2004 third quarter sales totaled $579.9 million compared with
$521.0 million in the prior year quarter, an increase of 11.3%. Revenue from higher volumes and improved product mix accounted for most of the increase, with favorable currency translation and acquisitions also contributing. Grace reported third quarter net income of $48.0 million, or $0.72 per diluted share, compared with a loss of $9.9 million, or $0.15 per share, in the third quarter of 2003. The 2004 third quarter includes a noncore pre-tax charge of $20.0 million to account for an increase in Grace's estimated liability for vermiculite-related environmental costs, and a noncore pre-tax net gain of $50.0 million from the settlement of litigation relating to the contamination of a non-operating parcel of land. Pre-tax income from core operations in the third quarter of 2004 was $57.7 million compared with $50.3 million in the third quarter of 2003, a 14.7% increase. The incremental margin from added sales together with successful productivity initiatives offset higher costs of petroleum-based raw materials, transportation fuels and energy. "Our businesses continued to deliver solid growth and productivity," said Grace's Chairman and
Chief Executive Officer Paul J. Norris. "Sales and operating income from our
Davison businesses were particularly strong, reflecting increased demand for our higher performing products in Europe and North America and lower operating costs from more efficient manufacturing processes. However, the high cost of commodity-based raw materials and energy are likely to continue to dampen near-term profitability."

For the first nine months of 2004, Grace reported sales of $1,670.8 million, a
13.7% increase over 2003. Favorable currency translation and acquisitions accounted for 6.1 percentage points of the increase. Net income through
September 2004 was $85.1

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million or $1.29 per share, compared with a net loss of $5.7 million, or $0.09 per share, for the comparable 2003 period. The year-to-date improvement in net income is primarily attributable to higher pre-tax income from core operations, which was $145.5 million in 2004 compared with $97.4 million in 2003, a 49.4%
increase, and from the net gain on the settlement of property litigation described above. Operating margins were 8.7% versus 6.6% last year. The increase in operating profit and margins was principally attributable to strong sales growth, cost structure improvements from productivity initiatives and favorable foreign currency translation.

CORE OPERATIONS
---------------

DAVISON CHEMICALS

REFINING TECHNOLOGIES AND SPECIALTY MATERIALS

Third quarter sales for the Davison Chemicals segment were $303.8 million, up
13.8% from the prior year quarter, mainly reflecting volume increases from growth programs, improved economic conditions, and acquisitions. Excluding the effects of favorable currency translation, sales were up 11.0% for the quarter.
Sales of refining technologies products, which include fluid cracking catalysts, hydroprocessing catalysts and performance additives, were $169.1 million in the third quarter, up 9.4% compared with the prior year quarter (7.8% after accounting for favorable currency translation). Most of the increase resulted from favorable product mix factors, including sales of higher performing catalysts, and added revenue from the pass-through of certain raw material cost increases. Sales of specialty materials products, which include silica-based engineered materials, specialty catalysts and separations products, were $134.7 million, up 19.7% compared with the third quarter of 2003, reflecting strong volume from specialty catalysts and engineered materials in all key regions.
Sales from the acquisition of Alltech International (completed August 2, 2004)
and favorable currency translation, primarily from the stronger Euro, contributed about 11.3 percentage points of the increase. Operating income of the Davison Chemicals segment for the third quarter was $42.6 million, 31.1%
higher than the 2003 third quarter. Operating margin was 14.0%, higher than the prior year quarter by 1.8 percentage points. The increase in operating income was driven primarily by improved sales in North America and in Europe, as well as favorable foreign currency effects. Third quarter operating margin was enhanced by increased sales of a higher margin product mix and lower manufacturing costs, offsetting increases in the cost of raw materials and energy.

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Year-to-date sales for the Davison Chemicals segment were $872.5 million, up
13.7% from 2003 (excluding currency translation impacts, sales were up 9.6%).
Year-to-date operating income was $112.1 million, compared with $80.1 million for the prior year, a 40.0% increase. Year-to-date operating results reflect similar economic conditions, product mix factors and cost improvements to those experienced in the third quarter.

PERFORMANCE CHEMICALS

CONSTRUCTION CHEMICALS, BUILDING MATERIALS, AND SEALANTS AND COATINGS

Third quarter sales for the Performance Chemicals segment were $276.1 million, up 8.7% from the prior year quarter. Favorable currency translation accounted for 2.7 percentage points of the increase. Sales of specialty construction chemicals, which include concrete admixtures, cement additives and masonry products, were $139.7 million, up 16.3% versus the year-ago quarter (13.6%
excluding favorable currency translation impacts). Revenues from an October 1,
2003 acquisition in Germany accounted for about one-third of the increase. Sales were up in all geographic regions, mainly reflecting the continued success of growth initiatives. Sales of specialty building materials, which include waterproofing and fire protection products, were $65.6 million, up 0.9% compared with a very strong third quarter of 2003 (down 1.4% excluding favorable currency translation impacts). The third quarter results reflect increased sales of waterproofing materials, particularly specialty below-grade waterproofing and tapes for window and door flashing. Sales of fire protection products were down year-over-year mainly due to hurricane-related project delays. Sales of specialty sealants and coatings, which include container sealants, coatings and polymers, were $70.8 million, up 2.8% compared with the third quarter of 2003
(about even with the prior year excluding favorable currency translation impacts). Operating income for the Performance Chemicals segment was $39.5 million, a record quarter and up 2.3% compared with a strong prior year, driven primarily by sales growth. Operating margin of 14.3% was 0.9 percentage points lower than the 2003 third quarter margin, attributable to higher raw material and transportation costs, partially offset by productivity gains.

Year-to-date sales of the Performance Chemicals segment were $798.3 million, up
13.8% from 2003 (excluding currency translation impacts, sales were up 9.6%).
Year-to-date operating income was $106.0 million compared with $76.5 million for the prior year, a

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38.6% increase, reflecting strong sales in all regions, including sales from the
German acquisition, and positive results from productivity and cost containment initiatives.

CORPORATE COSTS AND OTHER MATTERS

Third quarter corporate costs related to core operations were $24.4 million compared with $20.8 million in the prior year quarter; year-to-date corporate costs were $72.6 million compared with $59.2 million last year. The third quarter and year-to-date increases are primarily attributable to performance-related compensation.

The following special items are reflected in the third quarter:

     1)   Grace recorded a net gain of $50.0 million from the settlement of litigation under an agreement with Honeywell International Inc.
          related to environmental contamination of a non-operating parcel of land.

     2)   Grace recorded a $20.0 million increase in its estimated liability for vermiculite-related environmental costs to reflect Grace's current understanding of the timeframe and related costs necessary to remediate properties in and around Libby, Montana.

CASH FLOW AND LIQUIDITY
-----------------------

Grace's year-to-date cash flow provided by operating activities was $167.4 million for 2004, compared with $63.9 million for the comparable period of 2003.
Year-to-date pre-tax income from core operations before depreciation and amortization in 2004 was $225.9 million, 30.2% higher than 2003. These results reflect the higher income from core operations described above. Cash used for investing activities was $92.6 million through September 2004, primarily for capital replacements and business acquisitions. In addition, Grace contributed
$19.8 million to its qualified U.S. pension plans as permitted by a Bankruptcy
Court order issued in August.

At September 30, 2004, Grace had available liquidity in the form of cash ($385.1 million), net cash value of life insurance ($97.1 million) and unused credit under its debtor-in-possession facility ($213.5 million). Grace believes that these sources and amounts of liquidity are sufficient to support its strategic initiatives and Chapter 11 proceedings for the foreseeable future.

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CHAPTER 11 PROCEEDINGS
----------------------

On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary W. R. Grace & Co.-Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States
Bankruptcy Code in the United States Bankruptcy Court for the District of
Delaware (the "Filing"). Grace's non-U.S. subsidiaries and certain of its U.S.
subsidiaries were not part of the Filing. Since the Filing, all motions necessary to conduct normal business activities have been approved by the
Bankruptcy Court.

On October 15, 2004, Grace filed a motion with the U.S. Bankruptcy Court in
Delaware to delay filing its proposed plan of reorganization until November 16,
2004. The Plan was due to be filed on October 14, 2004. In a meeting held on
October 14, 2004 among Grace and the official representatives of the asbestos creditors and the future asbestos claimants, sufficient progress was made for the parties to conclude that additional negotiations could lead to a consensual
Chapter 11 plan. The asbestos committees and the future asbestos claimants'
representative support this motion, which Grace has requested be considered at its scheduled omnibus hearing on October 25, 2004. Grace expects to continue discussions with the official committees representing asbestos claimants, general unsecured creditors, and equity holders and with the future asbestos claimants' representative over the next several weeks. If negotiations do not lead to the filing of a consensual plan, Grace is prepared to file its own plan of reorganization which would provide for the Bankruptcy Court to determine
Grace's asbestos-related liability based on estimation protocols.

Whether Grace proposes its own plan of reorganization or a consensual plan with the support of creditors and equity holders, Grace is likely to make use of
Section 524(g) of the Bankruptcy Code to resolve its asbestos-related liabilities. Section 524(g) requires, among other things, that a trust be established through which all current and future claims would be channeled for resolution, and that at least a majority of the voting securities of the reorganized Grace be owned by, or contingently available to, the trust to resolve such claims.

As stated in Grace's second quarter Form 10-Q, Grace is reevaluating its asbestos-related liability in light of the requirement to propose a plan of reorganization as discussed above.

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The measure of such liability, and the ultimate net cost to Grace, depends on a number of factors that require Bankruptcy Court approval such as: the definition of an allowed claim; the actual or estimated claims that meet such definition;
the value of allowed claims based on severity of medical condition; the risk of property damage related to Zonolite(R) Attic Insulation, if any; the number of properties qualifying for asbestos abatement and the cost of remediation; the method of funding an asbestos trust; the availability of funds under litigation settlement agreements with Sealed Air Corporation and Fresenius Medical Care;
and, the availability of insurance and timing of insurance recovery. Grace will address these matters as part of a proposed plan of reorganization. The liability for asbestos-related litigation reflected in this release has not been adjusted for these uncertainties.

Most of Grace's noncore liabilities and contingencies (including asbestos-related litigation, environmental claims, tax matters and other obligations) are subject to compromise under the Chapter 11 process. The Chapter
11 proceedings, including related litigation and the claims valuation process, could result in allowable claims that differ materially from recorded amounts.
Grace will adjust its estimates of allowable claims as facts come to light during the Chapter 11 process that justify a change, and as Chapter 11 proceedings establish court-accepted measures of Grace's noncore liabilities.
See Grace's recent Securities and Exchange Commission filings for discussion of noncore liabilities and contingencies.

GRACE FILES MOTION TO PROTECT TAX BENEFITS
------------------------------------------

In order to preserve the future tax benefits related to its significant U.S.
federal net operating losses ("NOLs"), Grace today filed a motion with the
Bankruptcy Court seeking a Court Order to impose notice requirements and potential restrictions on stock acquisitions by those persons or entities that
(i) currently own 4.75% or more of Grace common stock or (ii) seek to acquire
4.75% or more of Grace common stock. Pursuant to the Order, Grace would have the right to object in Bankruptcy Court to such persons or entities acquiring Grace common stock if such acquisition would pose a material risk of adversely affecting Grace's ability to utilize its NOLs. Under U.S. tax rules, NOLs are subject to potentially severe limitations in the event of ownership changes triggering a change in control (as defined under the Internal Revenue Code). The
Order would remain in effect until Grace emerges from Chapter 11.

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                                    * * * * *

Grace is a leading global supplier of catalysts and other products and services to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide-range of industrial applications;
specialty chemicals, additives and materials for commercial and residential construction; and, sealants and coatings for food packaging. With annual sales of approximately $2 billion, Grace has over 6,000 employees and operations in nearly 40 countries. For more information, visit Grace's web site at
www.grace.com.

                                      * * *

This announcement contains forward-looking statements that involve risks and uncertainties, as well as statements that are preceded by, followed by or include the words "believes," "plans," "intends," "targets," "will," "expects,"
"anticipates," or similar expressions. For such statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the
Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ from those contained in the forward-looking statements include those factors set forth in Grace's most recent Annual Report on Form
10-K/A and quarterly reports on Form 10-Q, which have been filed with the SEC.

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GRACE NEWS

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W. R. GRACE & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS                             THREE MONTHS ENDED            NINE MONTHS ENDED
(UNAUDITED)                                                         SEPTEMBER 30,                SEPTEMBER 30,
=====================================================================================================================
Amounts in millions, except per share amounts                    2004          2003          2004           2003
---------------------------------------------------------------------------------------------------------------------

Net sales...............................................       $  579.9      $  521.0     $ 1,670.8      $ 1,469.2
                                                             --------------------------------------------------------

Cost of goods sold, exclusive of depreciation and
     amortization shown separately below................          361.3         336.5       1,050.6          962.9
Selling, general and administrative expenses,
     exclusive of net pension expense shown
     separately below...................................          106.7          90.0         321.1          276.4
Depreciation and amortization...........................           26.9          26.1          80.4           76.1
Research and development expenses.......................           13.1          11.9          38.8           40.2
Net pension expense.....................................           14.3          13.2          41.5           39.9
Interest expense and related financing costs............            4.5           4.1          12.3           12.4
Provision for environmental remediation.................           20.0          50.0          20.0           52.5
Other (income) expense..................................          (50.5)         (3.1)        (49.1)         (11.0)
                                                             --------------------------------------------------------

                                                                  496.3         528.7       1,515.6        1,449.4
                                                             --------------------------------------------------------
Income (loss) before Chapter 11 expenses,
     income taxes and minority interest.................           83.6          (7.7)        155.2           19.8
Chapter 11 expenses, net................................           (4.3)         (2.2)        (11.8)         (11.7)
Provision for income taxes..............................          (28.0)         (0.7)        (51.9)         (14.0)
Minority interest in consolidated entities..............           (3.3)          0.7          (6.4)           0.2
                                                             --------------------------------------------------------
                     NET INCOME (LOSS)                         $   48.0      $   (9.9)    $    85.1      $    (5.7)
=====================================================================================================================

BASIC EARNINGS (LOSS) PER COMMON SHARE..................       $   0.73      $  (0.15)    $    1.30      $   (0.09)
Average number of basic shares..........................           65.8          65.6          65.7           65.5

DILUTED EARNINGS (LOSS) PER COMMON SHARE................       $   0.72      $  (0.15)    $    1.29      $   (0.09)
Average number of diluted shares........................           66.3          65.6          66.0           65.5
=====================================================================================================================

Note: The amounts in these financial statements are unaudited and are subject to change prior to the filing of Grace's Quarterly Report on Form 10-Q. Any changes not deemed to be material will be reflected in the Form 10-Q. Any changes deemed to be material will be promptly disclosed.

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W. R. GRACE & CO. AND SUBSIDIARIES
CONTINUING OPERATIONS SEGMENT BASIS                    THREE MONTHS ENDED                   NINE MONTHS ENDED
(UNAUDITED)                                               SEPTEMBER 30,                        SEPTEMBER 30,
=======================================================================================================================
Amounts in millions                               2004       2003      % Change       2004        2003      % Change
-----------------------------------------------------------------------------------------------------------------------

NET SALES:
   DAVISON CHEMICALS(A)
     Refining Technologies....................  $ 169.1    $ 154.5         9.4%     $  482.7    $  439.5        9.8%
     Specialty Materials......................    134.7      112.5        19.7%        389.8       328.2       18.8%
-----------------------------------------------------------------------------------------------------------------------
  TOTAL DAVISON CHEMICALS                         303.8      267.0        13.8%        872.5       767.7       13.7%
-----------------------------------------------------------------------------------------------------------------------
   PERFORMANCE CHEMICALS
     Construction chemicals...................    139.7      120.1        16.3%        394.1       324.9       21.3%
     Building materials.......................     65.6       65.0         0.9%        191.5       178.1        7.5%
     Sealants & coatings......................     70.8       68.9         2.8%        212.7       198.5        7.2%
-----------------------------------------------------------------------------------------------------------------------
  TOTAL PERFORMANCE CHEMICALS                     276.1      254.0         8.7%        798.3       701.5       13.8%
-----------------------------------------------------------------------------------------------------------------------
TOTAL GRACE SALES                               $ 579.9    $ 521.0        11.3%     $1,670.8    $1,469.2       13.7%
=======================================================================================================================
PRE-TAX OPERATING INCOME (B):
  Davison Chemicals...........................  $  42.6    $  32.5        31.1%     $  112.1    $   80.1       40.0%
  Performance Chemicals.......................     39.5       38.6         2.3%        106.0        76.5       38.6%
  Corporate costs.............................    (24.4)     (20.8)      (17.3%)       (72.6)      (59.2)     (22.6%)
-----------------------------------------------------------------------------------------------------------------------
PRE-TAX INCOME FROM CORE OPERATIONS                57.7       50.3        14.7%        145.5        97.4       49.4%
-----------------------------------------------------------------------------------------------------------------------
PRE-TAX INCOME (LOSS) FROM NONCORE ACTIVITIES.     26.4      (54.1)        NM           12.6       (68.4)       NM
-----------------------------------------------------------------------------------------------------------------------
Interest expense..............................     (4.5)      (4.1)       (9.8%)       (12.3)      (12.4)       0.8%
Interest income...............................      0.7        0.9       (22.2%)         3.0         3.4      (11.8%)
-----------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) BEFORE CHAPTER 11 EXPENSES
     AND INCOME TAXES                              80.3       (7.0)        NM          148.8        20.0      644.0%
Chapter 11 expenses, net......................     (4.3)      (2.2)      (95.5%)       (11.8)      (11.7)      (0.9%)
Provision for income taxes....................    (28.0)      (0.7)        NM          (51.9)      (14.0)    (270.7%)
-----------------------------------------------------------------------------------------------------------------------
     NET INCOME (LOSS)                          $  48.0    $  (9.9)        NM       $   85.1    $   (5.7)        NM
=======================================================================================================================

=======================================================================================================================
KEY FINANCIAL MEASURES:
   Pre-tax income from core operations as a
       percentage of sales....................      9.9%       9.7%       0.2 pts.       8.7%        6.6%     2.1 pts.
   Pre-tax income from core operations before
       depreciation and amortization (b)......  $  84.6    $  76.4        10.7%     $  225.9    $  173.5       30.2%
       As a percentage of sales...............     14.6%      14.7%     (0.1) pts.      13.5%       11.8%     1.7 pts.
=======================================================================================================================
NET SALES BY REGION:
   North America .............................  $ 253.0    $ 238.1         6.3%     $  728.8    $  661.6       10.2%
   Europe.....................................    206.9      171.3        20.8%        606.2       501.2       20.9%
   Asia Pacific...............................     92.3       83.1        11.1%        251.8       228.4       10.2%
   Latin America..............................     27.7       28.5        (2.8%)        84.0        78.0        7.7%
-----------------------------------------------------------------------------------------------------------------------
TOTAL                                           $ 579.9    $ 521.0        11.3%     $1,670.8    $1,469.2       13.7%
=======================================================================================================================

Note (a): Effective in May 2004, Grace realigned its product groups within the
Davison Chemicals business segment as follows: Refining Technologies includes fluid cracking catalysts and additives, hydroprocessing catalysts and membranes;
Specialty Materials includes silica products and polyolefin and chemical catalysts. All periods have been restated to reflect this realignment.

Note (b): Neither pre-tax income from core operations nor pre-tax income from core operations before depreciation and amortization purport to represent income or cash flow as defined under generally accepted accounting principles, and should not be considered an alternative to such measures as an indicator of the
Company's performance. These measures are provided to distinguish operating results of Grace's current business base from results and related assets and liabilities of past businesses, discontinued products and corporate legacies.

NM - Not Meaningful

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W. R. GRACE & CO. AND SUBSIDIARIES                                                  NINE MONTHS ENDED
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)                                      SEPTEMBER 30,
=============================================================================================================
Amounts in millions                                                               2004             2003
                                                                             --------------------------------

OPERATING ACTIVITIES
Income before Chapter 11 expenses, income taxes and
  minority interest.......................................................     $   155.2         $   19.8
Reconciliation to net cash provided by operating activities:
  Depreciation and amortization ..........................................          80.4             76.1
  Interest accrued on pre-petition debt subject to compromise.............           8.7              8.5
  Loss on sale of investments and disposals of assets.....................           0.1              1.0
  Net gain on litigation settlement.......................................         (50.0)              --
  Provision for environmental remediation.................................          20.0             52.5
  Income from life insurance policies, net................................          (1.8)            (4.1)
  Changes in assets and liabilities, excluding effect of businesses acquired/divested and foreign currency translation:
      Working capital items...............................................         (18.7)           (55.7)
      Payments to fund defined benefit pension plans......................         (26.7)           (37.3)
      Payments under postretirement benefit programs .....................          (9.2)            (8.8)
      Expenditures for asbestos-related litigation .......................          (5.6)            (8.1)
      Proceeds from asbestos-related insurance ...........................           6.0             11.0
      Expenditures for environmental remediation .........................          (6.1)            (9.1)
      Expenditures for retained obligations of discontinued operations....          (0.9)            (1.1)
  Pension expense and other non-cash items................................          45.3             50.0
                                                                             --------------------------------
  NET CASH PROVIDED BY OPERATING ACTIVITIES BEFORE INCOME TAXES
  AND CHAPTER 11 EXPENSES..................................................        196.7             94.7
Chapter 11 expenses paid, net .............................................         (8.0)           (14.4)
Income taxes paid, net of refunds..........................................        (21.3)           (16.4)
                                                                             --------------------------------
  NET CASH PROVIDED BY OPERATING ACTIVITIES ...............................        167.4             63.9
                                                                             --------------------------------
INVESTING ACTIVITIES
Capital expenditures for property and equipment ...........................        (40.0)           (65.7)
Business acquired, net of cash acquired....................................        (53.0)            (3.6)
Investment in life insurance policies .....................................        (13.8)           (11.4)
Proceeds from life insurance policies......................................         12.5             10.0
Proceeds from sales of investments and disposals of assets.................          1.7              3.7
                                                                             --------------------------------
  NET CASH USED FOR INVESTING ACTIVITIES ..................................        (92.6)           (67.0)
                                                                             --------------------------------
FINANCING ACTIVITIES
Net payments of loans secured by cash value of life insurance policies.....         (3.2)            (2.6)
Borrowings under credit facilities, net of repayments .....................          6.0              6.5
Borrowings under debtor-in-possession facility, net of fees................         (1.6)            46.7
Repayment of borrowings under debtor-in-possession facility ...............           --            (50.0)
Exercise of stock options..................................................          0.8               --
                                                                             --------------------------------
  NET CASH PROVIDED BY FINANCING ACTIVITIES ...............................          2.0              0.6
                                                                             --------------------------------
Effect of currency exchange rate changes on cash and cash equivalents .....         (0.9)            18.8
                                                                             --------------------------------
  INCREASE IN CASH AND CASH EQUIVALENTS ...................................         75.9             16.3
Cash and cash equivalents, beginning of period ............................        309.2            283.6
                                                                             --------------------------------
Cash and cash equivalents, end of period ..................................    $   385.1         $  299.9
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W. R. GRACE & CO. AND SUBSIDIARIES                                         SEPTEMBER 30,     DECEMBER 31
CONSOLIDATED BALANCE SHEET (UNAUDITED)                                         2004              2003
==============================================================================================================

Amounts in millions

ASSETS
CURRENT ASSETS
Cash and cash equivalents .............................................      $   385.1         $   309.2
Trade accounts receivable, net ........................................          391.7             331.5
Inventories ...........................................................          237.8             214.6
Deferred income taxes .................................................           28.5              29.8
Other current assets...................................................          111.4              43.8
                                                                         -------------------------------------
     TOTAL CURRENT ASSETS .............................................        1,154.5             928.9

Properties and equipment, net..........................................          623.9             656.6
Goodwill ..............................................................           87.5              85.2
Cash value of life insurance policies, net of policy loans.............           97.1              90.8
Deferred income taxes .................................................          589.4             587.1
Asbestos-related insurance expected to be realized after one year......          263.4             269.4
Other assets ..........................................................          285.1             256.2
                                                                         -------------------------------------
     TOTAL ASSETS .....................................................      $ 3,100.9         $ 2,874.2
                                                                         =====================================

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
LIABILITIES NOT SUBJECT TO COMPROMISE
CURRENT LIABILITIES
Debt payable within one year ..........................................      $    16.4         $     6.8
Accounts payable ......................................................          127.7             101.8
Income taxes payable ..................................................           25.0              16.6
Other current liabilities .............................................          211.5             129.2
                                                                         -------------------------------------
     TOTAL CURRENT LIABILITIES ........................................          380.6             254.4

Debt payable after one year............................................            1.3               --
Deferred income taxes .................................................           34.1              35.3
Unfunded defined benefit pension liability.............................          295.9             263.7
Other liabilities .....................................................           73.0              32.3
                                                                         -------------------------------------
     TOTAL LIABILITIES NOT SUBJECT TO COMPROMISE ......................          784.9             585.7

LIABILITIES SUBJECT TO COMPROMISE
Pre-petition debt plus accrued interest................................          572.8             565.2
Accounts payable.......................................................           31.4              31.9
Income tax contingencies...............................................          201.9             217.9
Asbestos-related liability.............................................          986.6             992.3
Environmental remediation..............................................          346.3             332.4
Post-retirement benefits...............................................          193.8             203.8
Other liabilities and retained obligations.............................          100.9             108.8
                                                                         -------------------------------------
     TOTAL LIABILITIES SUBJECT TO COMPROMISE...........................        2,433.7           2,452.3
                                                                         -------------------------------------
     TOTAL LIABILITIES.................................................        3,218.6           3,038.0
                                                                         -------------------------------------
SHAREHOLDERS' EQUITY (DEFICIT)
Common stock...........................................................            0.8               0.8
Paid-in capital .......................................................          428.9             432.1
Accumulated deficit....................................................          (85.8)           (170.9)
Treasury stock, at cost................................................         (131.8)           (135.9)
Accumulated other comprehensive loss ..................................         (329.8)           (289.9)
                                                                         -------------------------------------
     TOTAL SHAREHOLDERS' EQUITY (DEFICIT)..............................         (117.7)           (163.8)
                                                                         -------------------------------------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT) .............      $ 3,100.9         $ 2,874.2
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